Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Serina Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common stock, par value $0.0001	457(c)	5,216,107(3)	$4.80	$21,409,819.20	0.00015310	$3,277.84
Fees to be paid	Equity	Common stock underlying the Incentive Warrants	457(g)	1,133,593	$18.00(4)	$20,404,674.00	0.00015310	$3,123.96

Total Offering Amounts						$41,814,493.20		$6,401.80

Total Fee Previously Paid								-

Total Fee Offsets								-

Net Fee Due								$6,401.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional common units that become issuable by reason of any unit dividend, unit split, recapitalization or other similar transaction that results in an increase in the number of the outstanding common stock of the registrant.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices of the common stock, par value $0.0001 (“Common Stock”) on April 11, 2025, as reported on the NYSE American.

(3)	Comprised of (i) 3,267,189 shares of Common Stock outstanding, (ii) 962,250 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, and (iii) 230,940 shares of Common Stock issuable upon the payment of dividends in the form of Common Stock to the holders of the Series A Convertible Preferred Stock ("PIK Shares"), based on the Company's reasonable good-faith estimate of the number of PIK Shares to be issued, if any.

(4)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $18.00 exercise price per share of Common Stock issuable upon exercise of the Incentive Warrants.